ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Energy Announces Hedge Monetization and Debt Repayment

SAN ANTONIO (August 3, 2009) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that Abraxas Energy Partners, L.P. (“the Partnership”) elected to monetize its “in-the-money” commodity swaps covering a portion of its estimated production for the remainder of 2009 and continuing through 2011.  Net proceeds from the monetization were approximately $26.7 million and together with the July 2009 hedge settlement of $2.0 million, a total of $28.7 million was used to re-pay debt under the Partnership’s credit facility.

In conjunction with the monetization, the Partnership was required to re-hedge a portion of its estimated production for the fourth quarter of 2009 through 2013 at prevailing market prices.  The new commodity swaps cover approximately 65% and 50% of our estimated total production (pro forma the pending merger with the Partnership) for 2010 and 2011, respectively, and are at volume weighted average prices of $74.47 per barrel of oil and $6.21 per Mmbtu of gas for the full duration of the contracts.

“All-in, the Partnership realized $34.2 million in cash from the commodity swaps that we entered into in 2007 and 2008.  Paying down debt has always been a priority for us and the monetization of these commodity swaps enabled us to realize this value today as opposed to over time, in addition to significant savings on interest costs going forward.   In essence, the $28.7 million repayment equaled the approximate amount of cash distributions that would have been paid to the limited partners of the Partnership, other than us, over the next three years,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas, the Mid-Continent and the Rocky Mountains.  Abraxas Petroleum, through a wholly-owned subsidiary, owns 48% of Abraxas Energy and manages its day-to-day operations through its 100% ownership of the general partner.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675